As filed with the Securities and Exchange Commission on May 29, 2018

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Carvana Co.

(Exact name of registrant as specified in its charter)

Delaware	81-4549921
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1930 W. Rio Salado Parkway

Tempe, Arizona 85281

(480) 719-8809

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ernie Garcia, III

Chief Executive Officer

1930 W. Rio Salado Parkway

Tempe, Arizona 85281

(480) 719-8809

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert M. Hayward, P.C.

Robert E. Goedert.

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

(312) 862-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A Common Stock, par value $0.001 per share (3)	744,037	$25.71	$19,129,191.27	$2,381.59

(1)	This registration statement registers the sale by holders of up to 744,037 shares of Class A common stock, par value $0.001 per share, issuable upon the exchange by such holders of Class A common units in Carvana Group, LLC. In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average high and low prices of the registrant’s Class A common stock on May 25, 2018, as reported on the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 29, 2018

PROSPECTUS

Carvana Co.

744,037 Shares of Class A Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to an aggregate of 744,037 shares of our Class A common stock, par value $0.001 per share, all of which will be issued by us in the future from time to time to our selling stockholders that are holders of common ownership interests (“LLC Units”) of our wholly owned subsidiary, Carvana Group, LLC (“Carvana Group”). Carvana Group is a holding company for all of our operating subsidiaries. Pursuant to the exchange agreement among the holders of LLC Units (the “LLC Unitholders”) and us, the LLC Unitholders (other than Carvana Co. Sub LLC) may exchange their LLC Units for shares of our Class A common stock on a five-for-four basis, or, at our election, for cash. The shares of Class A common stock registered hereunder will only be issued to the extent the LLC Unitholders exchange their LLC Units for shares of Class A common stock. See “Organizational Structure--Exchange Agreement.”

The selling stockholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our Class A common stock covered by this prospectus through underwriters, broker-dealers or agents, or directly to purchasers. If the shares of Class A common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

This prospectus describes the general manner in which shares of Class A common stock may be offered and sold by the selling stockholders. When the selling stockholders sell shares of Class A common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

We are not selling any shares of Class A common stock under this prospectus and will not receive any proceeds from the sale of the shares of Class A common stock offered by the selling stockholders.

Our Class A common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “CVNA.” On May 25, 2018, the closing price of our Class A common stock as reported on the NYSE was $25.10 per share.

Investing in our Class  A common stock involves a high degree of risk. Please review the information under the heading “Risk Factors” on page 4 of this prospectus and in any documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2018.

-i-

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders may from time to time sell the shares of Class A common stock described in this prospectus in one or more offerings.

You should rely only on the information contained or incorporated by reference in this prospectus and, if applicable, any accompanying prospectus supplement. We have not authorized anyone to provide you with additional or different information, and we take no responsibility for any other information others may give you.

This document may only be used where it is legal to sell these securities. You should assume that the information in this prospectus and, if applicable, any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus and, if applicable, any prospectus supplement or of any sale of our Class A common stock.

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Documents By Reference,” before deciding whether to invest in the Class A common stock being offered.

Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “our business” and “our company” refer to and similar references refer to Carvana Co. and its consolidated subsidiaries, including Carvana Group.

COMPANY OVERVIEW

Carvana is a leading eCommerce platform for buying used cars. We are transforming the used car buying experience by giving consumers what they want – a wide selection, great value and quality, transparent pricing and a simple, no pressure transaction. Each element of our business, from inventory procurement to fulfillment and overall ease of the online transaction, has been built for this singular purpose.

We provide a refreshingly different and convenient car buying experience that can save buyers time and money. On our platform, consumers can research and identify a vehicle, inspect it using our proprietary 360-degree vehicle imaging technology, obtain financing and warranty coverage, purchase the vehicle and schedule delivery or pick-up, all from their desktop or mobile devices. Our transaction technologies and online platform transform a traditionally time consuming process by allowing customers to secure financing, complete a purchase and schedule delivery online in as little as 10 minutes

We were incorporated in Delaware on November 29, 2016. Our Class A common stock is listed on the NYSE under the symbol “CVNA.” Our principal executive office is located at 1930 W. Rio Salado Parkway, Tempe, Arizona 85281, and our telephone number is (480) 719-8809.

Additional information about us is included in documents incorporated by reference in this prospectus.  See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

ORGANIZATIONAL SUMMARY

We are a holding company and our sole asset is the capital stock of a wholly owned subsidiary, Carvana Co. Sub LLC (“Carvana Sub”), whose only assets are its equity interests in Carvana Group and Carvana, LLC. We operate and control all of the business and affairs and consolidate the financial results of Carvana Group.

In connection with the completion of our initial public offering (the “IPO”), we completed a series of organizational transactions, which we refer to as the “Organizational Transactions”, including:

•	We amended and restated Carvana Group’s existing operating agreement to, among other things, (i) provide for LLC Units consisting of two classes of common ownership interests in Carvana Group (Class B common units (“Class B Units”) held by certain employees and consultants subject to vesting and a participation threshold, and Class A common units (“Class A Units”) held by other Carvana Group owners, including Ernest Garcia, II, Ernie Garcia, III, and entities controlled by one or both of them (collectively, the “Garcia Parties”) and Carvana Sub), and (ii) appoint our wholly owned subsidiary, Carvana Sub, as the sole manager of Carvana Group.

•	We and our wholly owned subsidiary, Carvana Sub, entered into an exchange agreement (the “Exchange Agreement”) with the LLC Unitholders pursuant to which the LLC Unitholders (other than Carvana Sub) are entitled to exchange LLC Units, together with shares of Class B common stock in the case of Class A Units, for a number of shares of Class A common stock determined in accordance with the Exchange Agreement or, at our election, for cash. See “Organizational Structure—Exchange Agreement.”

•

We entered into a tax receivable agreement (the “Tax Receivable Agreement”) with LLC Unitholders that will provide for the payment by Carvana Co. to LLC Unitholders of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income taxes we actually realize (or, under certain circumstances are deemed to realize in the case of an early termination payment by us, a change in control or a material breach by us of our obligations under the Tax Receivable Agreement, as discussed below) as a result of (i) the increase in our proportionate share of the existing tax basis of the assets of Carvana Group and an adjustment in the tax basis of the assets of Carvana Group reflected in that proportionate share as a result of purchases of LLC Units from LLC Unitholders (other than Carvana Sub) by Carvana Sub and (ii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we are required to make under the Tax Receivable Agreement. Due to the uncertainty of various factors, we cannot estimate the likely tax benefits we will realize as a result of LLC Unit exchanges, and the resulting amounts we are likely to pay out to LLC Unitholders pursuant to the Tax Receivable Agreement; however, we estimate that such payments may be substantial.

The following diagram depicts our organizational structure. This diagram is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us, or owning a beneficial interest in us.

Public Shareholders
Garcia Parties, Carvana Employees, Consultants and Directors
Class A Shares
One vote for each outstanding share of Class A common stock
100% of economic interests in Carvana Co.
Class A common stock is publicly traded
LLC Unitholders
Class B Shares
Voting rights only
Ten votes for each outstanding share of Class B common stock held by the Garcia Parties
One vote for each outstanding share of Class B common stock held by the other LLC Unitholders
Class B common stock is not publicly traded
LLC Units
LLC units are not publicly traded
Economic rights only, subject to certain limited approval rights
Exchangeable for shares of Class A common stock
Carvana Co. (Sole Manager of Carvana Sub)
100,000 shares of Class A Convertible Preferred Stock
LLC Units
LLC Units are not publicly traded
Number of LLC Units held equals 1.25 times the number of outstanding shares of Class A common stock
Carvana Sub (Sole Manager of Carvana Group, LLC)
Convertible Preferred Units
100,000 outstanding Convertible Preferred Units in Carvana Group
Convertible Preferred Units are not publicly traded
Number of Convertible Preferred Units held equals the number of outstanding shares of Class A Convertible Preferred Stock
Carvana Group, LLC
99.9%
$350.0 million Floor Plan Facility
Carvana LLC
0.1%

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. Before deciding whether to invest in our Class A common stock, you should carefully consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as updated from time to time by our subsequent filings with the SEC, which are incorporated herein by reference, together with the information in this prospectus and any other information incorporated by reference into this prospectus. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in our Class A common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation and the effectiveness and completion of this offering are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

•	our history of losses and ability to maintain profitability in the future;

•	our ability to effectively manage our rapid growth;

•	our ability to maintain customer service quality and reputational integrity and enhance our brand;

•	our limited operating history;

•	the seasonal and other fluctuations in our quarterly operating results;

•	our relationship with DriveTime;

•	our management’s accounting judgments and estimates, as well as changes to accounting policies;

•	our ability to compete in the highly competitive industry in which we participate;

•	the changes in prices of new and used vehicles;

•	our ability to acquire desirable inventory;

•	our ability to sell our inventory expeditiously;

•	our ability to sell and generate gains on the sale of automotive finance receivables;

•	our dependence on the sale of automotive finance receivables for a substantial portion of our gross profits;

•	our reliance on credit data for the automotive finance receivables we sell;

•	our ability to successfully market and brand our business;

•	our reliance on Internet searches to drive traffic to our website;

•	our ability to comply with the laws and regulations to which we are subject;

•	the changes in the laws and regulations to which we are subject;

•	our ability to comply with the Telephone Consumer Protection Act. of 1991;

•	the evolution of regulation of the Internet and eCommerce;

•	our ability to grow complementary product and service offerings;

•	our ability to address the shift to mobile device technology by our customers;

•	risks related to the larger automotive ecosystem;

•	the geographic concentration where we provide services and recondition and store vehicle inventory;

•	our ability to raise additional capital;

•	our ability to maintain adequate relationships with the third parties that finance our vehicle inventory purchases;

•	the representations we make in our finance receivables we sell;

•	our reliance on our proprietary credit scoring model in the forecasting of loss rates;

•	our reliance on internal and external logistics to transport our vehicle inventory;

•	the risks associated with the construction and operation of our inspection and reconditioning centers, fulfillment centers and vending machines, including our dependence on one supplier for construction and maintenance for our vending machines;

•	our ability to finance vending machines and inspection and reconditioning centers;

•	our ability to protect the personal information and other data that we collect, process and store;

•	disruptions in availability and functionality of our website;

•	our ability to protect our intellectual property, technology and confidential information;

•	our ability to defend against claims that our employees, consultants or advisors have wrongfully used or disclosed trade secrets or intellectual property;

•	our ability to defend against intellectual property disputes;

•	our ability to comply with the terms of open source licenses;

•	conditions affecting automotive manufacturers, including manufacturer recalls;

•	our reliance on third party technology to complete critical business functions;

•	our dependence on key personnel to operate our business;

•	the diversion of management’s attention and other disruptions associated with potential future acquisitions;

•	risks relating to the ability of our Class A Convertible Preferred Stock holder to influence our business;

•	the legal proceedings to which we may be subject in the ordinary course of business;

•	potential errors in our retail installment contracts with our customers that could render them unenforceable; and

•	risks relating to our corporate structure and tax receivable agreements.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based on many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any shares of Class A common stock offered by this prospectus by the selling stockholders. The selling stockholders will receive all of the proceeds from any sale.

SELLING STOCKHOLDERS

On April 12, 2018, Carvana Group entered into a Stock Purchase Agreement to acquire Car360, Inc., a provider of app-based photo capture technology (the “Acquisition”). In partial consideration for the purchase, Carvana Group issued 930,047 new Class A Units to the former stockholders of Car360 (which are exchangeable for 744,037 shares of Class A common stock), each of which is a selling stockholder listed in the table below. Pursuant to the Stock Purchase Agreement, we have agreed to use commercially reasonable efforts to register the Class A common stock issuable upon exchange of the Class A Units the selling stockholders received in connection with the Acquisition.

The selling stockholders named below may offer from time to time in the future up to an aggregate of 744,037 shares of our Class A common stock. As of the date of this prospectus, the selling stockholders collectively hold 930,047 LLC Units in Carvana Group. Pursuant to the terms of the Exchange Agreement, the LLC Units held by the selling stockholders are exchangeable for shares of our Class A common stock on a five-for-four basis, or, at our election, cash. See “Organizational Structure—Exchange Agreement.”

The following table sets forth the selling stockholders’ beneficial ownership of our Class A common stock as of the date of this prospectus. Each selling stockholder has the right to exchange any or all of such selling stockholder’s LLC Units in accordance with the Exchange Agreement. The number and percentage of shares beneficially owned after this offering for each selling stockholder assumes the exchange by the selling stockholders of all LLC Units owned by them for shares of Class A common stock and sale of all such shares offered by the selling stockholders and that each selling stockholder does not acquire any additional shares or units. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

The selling stockholders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, LLC Units or shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below. The maximum number of shares of Class A common stock offered hereby assumes the selling stockholders exchange all of their LLC Units held on the date on which they provided the information set forth in the table below and we elect to satisfy all exchange requests by issuing only shares of Class A common stock. Assuming we do issue shares of our Class A common stock to a holder of LLC Units upon an exchange, such holder may offer for sale all, some or none of such shares of Class A common stock. Therefore, it is difficult to estimate with any degree of certainty the aggregate number of shares that the selling stockholders will ultimately offer pursuant to this prospectus or that the selling stockholders will ultimately own upon completion of the offering to which this prospectus relates.

Information about additional selling stockholders, if any, including their identities and the Class A common stock to be registered on their behalf, may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. Information concerning the selling stockholders may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated by reference into this prospectus if and when necessary. Unless otherwise noted below, the address for each beneficial owner listed on the table is 3575 Piedmont Rd, Bldg 15 Ste 730, Atlanta, GA 30305. A “*” indicates a percentage of less than one percent.

Selling Stockholder	LLC Units owned prior to this offering		Maximum Number of LLC Units to be exchanged in connection with this offering		LLC Units owned following this offering		Shares of Class A common stock owned prior to this offering		Maximum Number of Shares of Class A common stock that may be sold in this offering		Shares of Class A common stock owned following this offering
	No.	%	No.	%	No.	%	No.	%	No.	%	No.	%
Francois Holdings, Inc (1)	309,553	*	309,553	*	—	—	—	—	247,642	1%	—	—
Accelerant Equity - Car360, LLC(2)	190,154	*	190,154	*	—	—	—	—	152,123	*	—	—
John Hanger	186,860	*	186,860	*	—	—	—	—	149,488	*	—	—
Radical Investments LP(3)	106,959	*	106,959	*	—	—	—	—	85,567	*	—	—
BIP Capital Growth Fund III, LP(4)	39,045	*	39,045	*	—	—	—	—	31,236	*	—	—
BIP Capital Growth Fund III - QP, LP(5)	48,324	*	48,324	*	—	—	—	—	38,659	*	—	—
Grant Schindler	41,850	*	41,850	*	—	—	—	—	33,480	*	—	—
Service Provider Southeast Fund I, LP(6)	5,140	*	5,140	*	—	—	—	—	4,112	*	—	—
Dean Worley	2,162	*	2,162	*	—	—	—	—	1,730	*	—	—

Total	930,047	1%	930,047	1%	—	—	—		744,037	2%	—	—

(1)	These securities are beneficially owned directly by Francois Holdings, Inc. Bruno Francois is the sole shareholder of Francois Holdings, Inc. and may be deemed to indirectly share voting and dispositive power of the securities held directly by Francois Holdings, Inc.
(2)	These securities are beneficially owned directly by Accelerant Equity – Car360, LLC. Accelerant Equity – Car360, LLC is managed by and controlled by Paul Iaffaldano, its managing member. Consequently, Paul Iaffaldano may be deemed to shares voting and dispositive power over the securities held directly by Accelerant Equity – Car360, LLC.
(3)	These securities are beneficially owned directly by Radical Investments LP. Radical Investments Management LLC is the general partner of Radical Investments LP. Mark Cuban is the sole manager of Radical Investments Management LLC. Consequently, Radical Investments Management LLC and Mark Cuban may be deemed to indirectly share voting and dispositive power over the securities held directly Radical Investments LP. The address of these beneficial owners is 2931 Elm Street, Dallas, TX 75226.
(4)	These securities are beneficially owned directly by BIP Capital Growth Fund III, LP. BIP Capital Management Services, LLC is the Investment Manager of BIP Capital Growth Fund III, LP. Mark A. Buffington and H. Scott Pressly are the managing members of BIP Capital Management Services, LLC. Consequently, BIP Capital Management Services, LLC, Mark A. Buffington and H. Scott Pressly may be deemed to indirectly share voting and dispositive power over the securities held directly by BIP Capital Growth Fund III, LP.
(5)	These securities are beneficially owned directly by BIP Capital Growth Fund III-QP, LP. BIP Capital Management Services, LLC is the Investment Manager of BIP Capital Growth Fund III-QP, LP. Mark A. Buffington and H. Scott Pressly are the managing members of BIP Capital Management Services, LLC. Consequently, BIP Capital Management Services, LLC, Mark A. Buffington and H. Scott Pressly may be deemed to indirectly share voting and dispositive power over the securities held directly by BIP Capital Growth Fund III-QP, LP.
(6)	These securities are beneficially owned directly by Service Provider Capital Southeast Fund I, LP. Service Provider Capital Southeast Fund I GP, LLC is the general partner of Service Provider Capital Southeast Fund I, LP. Service Provider Capital Southeast Fund I GP, LLC is controlled by Joseph Shepherd, its managing director, and Athens Georgia Fund Managers Trust, David Aynes, Trustee. Consequently, Service Provider Capital Southeast Fund I GP, LLC , Joseph Shepherd and Athens Georgia Fund Managers Trust, David Aynes, Trustee, may be deemed to indirectly share voting and dispositive power over the securities held directly by Service Provider Capital Southeast Fund I, LP. The address of these beneficial owners is 601 16th Street - Suite C - #270, Golden, CO 80401.

PLAN OF DISTRIBUTION

The selling stockholders may sell the securities offered through this prospectus and any accompanying prospectus supplement, if required, in any of the following ways: (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any of these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices.

The selling stockholders may use any one or more of the following methods when selling securities:

•	underwritten transactions;

•	privately negotiated transactions;

•	sales through the NYSE or on any national securities exchange or quotation service on which the shares of Class A common stock may be listed or quoted at the time of sale;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares of Class A common stock at a stipulated price per share;

•	a block trade (which may involve crosses) in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	“at the market” offerings to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	exchange distributions and/or secondary distributions;

•	short sales and delivery of shares of Class A common stock to close out short positions;

•	sales by broker-dealers of shares of Class A common stock that are loaned or pledged to such broker-dealers;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If required, a prospectus supplement with respect to a particular offering will set forth the terms of the offering, including the following:

•	the terms of the offering;

•	the names of any underwriters of agents;

•	the names of any managing underwriter or underwriters;

•	the name or names of any selling stockholders;

•	the purchase price of the shares of Class A common stock;

•	the net proceeds from the sale of the shares of Class A common stock;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or agency fees and other item constituting underwriters’ or agents’ compensations;

•	any initial price to the public;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of shares of our common stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners or stockholders are not affiliates of such selling stockholder, such members, partners or stockholders would thereby receive freely tradeable shares of our common stock pursuant to the distribution through a registration statement.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with the selling stockholders. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them (other than any securities purchased upon exercise of any option to purchase additional securities). In connection with any offering of Class A common stock pursuant to this prospectus, underwriters may have an option to purchase additional shares of Class A common stock from the selling stockholders. We will provide information regarding any such option to purchase additional shares of Class A common stock from the selling stockholders in the applicable prospectus supplement. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters, the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and the selling stockholders, as applicable.

If dealers are used in the sale of securities offered through this prospectus, the selling stockholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, dealer or agent regarding the sale of the shares covered by this prospectus by such selling stockholders. If any selling stockholder notifies us that a material arrangement has been entered into with an underwriter, dealer or other agent for the sale of shares through a block trade, special offering or secondary distribution, we may be required to file a prospectus supplement pursuant to applicable SEC rules promulgated under the Securities Act.

Direct Sales and Sales through Agents

The selling stockholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. Any required prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by the selling stockholders. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

The selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Delayed Delivery Contracts

If the prospectus supplement indicates, the selling stockholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

At-the-Market Offerings

The selling stockholders may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4). To the extent that the selling stockholders make sales through one or more underwriters or agents in at-the-market offerings, they will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between the selling stockholders, on one hand, and the underwriters or agents, on the other. If the selling stockholders engage in at-the-market sales pursuant to any such agreement, the selling stockholders will sell securities through one or more underwriters or agents, which may act on an agency basis or a principal basis. During the term of any such agreement, the selling stockholders may sell securities on a daily basis in exchange transactions or otherwise as agreed with the underwriters or agents. Any such agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined as of the date of this prospectus. Pursuant to the terms of the agreement, the selling stockholders may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of Class A common stock or other securities. The terms of any such agreement will be set forth in more detail in the applicable prospectus or prospectus supplement.

Market Making, Stabilization and Other Transactions

Any underwriter may over-allot or engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Over-allotment or short sales involve sales by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

The selling stockholders, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, the selling stockholders may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

In addition, the selling stockholders may enter into hedging transactions with dealers which may engage in short sales of shares of our Class A common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares of our common stock short and deliver shares of our common stock to close out such short position. The selling stockholders may also enter into option or other transactions with dealers that require the delivery by such dealers of shares of our Class A common stock, which securities may be resold thereafter pursuant to this prospectus or any applicable prospectus supplement.

Electronic Auctions

The selling stockholders may also make sales through the Internet or through other electronic means. Since the selling stockholders may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by the selling stockholders, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters and dealers may be entitled, under agreements entered into with the selling stockholders, to indemnification by the selling stockholders against certain liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers, or their affiliates, may engage in transactions with or perform services for us in the ordinary course of their businesses. In no event will the total amount of compensation paid to the agents, underwriters and dealers upon completion of any offering exceed 8.0% of the gross proceeds of such offering.

The selling stockholders and any agents, underwriters or dealers that are involved in selling shares of our Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such agents, underwriters or dealers and any profit on the resale of shares of our Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

There can be no assurance that any selling stockholder will sell any or all of the shares of our Class A common stock registered pursuant to the registration statement of which this prospectus forms a part. The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than pursuant to the registration statement of which this prospectus forms a part. If sold under the registration statement of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

ORGANIZATIONAL STRUCTURE

Overview

Carvana Co. is a Delaware corporation formed to serve as a holding company that holds an indirect interest in Carvana Group through its wholly owned subsidiary, Carvana Sub. Carvana Sub is a Delaware limited liability company that has elected to be treated as a corporation for U.S. federal income tax purposes. Neither Carvana Co. nor Carvana Sub engaged in any business or other activities other than in connection with their formation prior to the IPO. Carvana Co’s. sole asset is the capital stock of its wholly owned subsidiary, Carvana Sub, whose only assets are a membership interest in Carvana Group and a 0.1% ownership interest in Carvana, LLC, and operates and controls all of the business and affairs and consolidate the financial results of Carvana Group. The operating agreement of Carvana Group was amended and restated in connection with the Organizational Transactions to, among other things, modify its capital structure by eliminating a class of preferred membership interests, and providing for LLC Units consisting of two classes of common ownership interests in Carvana Group (one held by certain employees and consultants subject to vesting and a participation threshold, and one held by the other Carvana Group owners, including the Garcia Parties and Carvana Sub). We, Carvana Sub and the LLC Unitholders also entered into an exchange agreement under which each LLC Unitholder (and certain permitted transferees thereof) may (subject to the terms of the exchange agreement) exchange their LLC Units for shares of our Class A common stock. To the extent such owners also hold Class B common stock, they will be required to deliver to Carvana Sub a number of shares of Class B common stock equal to the number of shares of Class A common stock being exchanged for. Any shares of Class B common stock so delivered will be cancelled. As a holder exchanges its LLC Units, our indirect interest in Carvana Group will be correspondingly increased.

Incorporation of Carvana Co.

Carvana Co. was incorporated in Delaware on November 29, 2016. Our amended and restated certificate of incorporation authorizes two classes of common stock: Class A common stock and Class B common stock. In addition, our amended and restated certificate authorizes shares of undesignated preferred stock (including our Class A Convertible Preferred Stock), the rights, preferences and privileges of which may be designated from time to time by our Board. Our Class A common stock, Class B common stock and Class A Convertible Preferred Stock have the terms described in “Description of Capital Stock.”

Amended and Restated Operating Agreement of Carvana Group

In connection with each of the Organizational Transactions and the subsequent issuance and sale of our Class A Convertible Preferred Stock, we amended and restated Carvana Group’s existing operating agreement, which we refer to as the “LLC Operating Agreement.” The operations of Carvana Group, and the rights and obligations of the LLC Unitholders, are set forth in the LLC Operating Agreement.

Appointment as Manager.    In connection with our IPO, our wholly owned subsidiary, Carvana Sub, became a member of Carvana Group and the sole manager of Carvana Group. As the sole manager, we are able to control all of the day-to-day business affairs and decision-making of Carvana Group without the approval of any other member, unless otherwise stated in the LLC Operating Agreement. As such, through our officers and directors, we are responsible for all operational and administrative decisions of Carvana Group and the day-to-day management of Carvana Group’s business. Pursuant to the LLC Operating Agreement, Carvana Sub cannot be removed, under any circumstances, as the sole manager of Carvana Group except by our election.

Compensation.    Carvana Sub is not entitled to compensation for our services as manager. We and Carvana Sub are entitled to reimbursement by Carvana Group for fees and expenses incurred on behalf of Carvana Group, including all expenses associated with this offering and maintaining our corporate existence.

Recapitalization.    The LLC Operating Agreement eliminated the Class C Preferred Units of Carvana Group and provided for the Class A Units and Class B Units, which we refer to collectively as the “LLC Units.” The LLC Operating Agreement also reflects unlimited authorized LLC Units. Each LLC Unit entitles the holder to a pro rata share of the net profits and net losses and distributions of Carvana Group. Holders of LLC Units have no voting rights, except as expressly provided in the LLC Operating Agreement.

Distributions.    The LLC Operating Agreement requires that tax distributions be made by Carvana Group to its members. Tax distributions generally will be made quarterly (i) to each member of Carvana Group holding convertible preferred units (currently only Carvana Sub), on a pro rata basis, based on the net taxable income of Carvana Group allocable to the holder of such convertible preferred units, (ii) to each member of Carvana Group holding Class A Units, including us, on a pro rata basis, based on the net taxable income of Carvana Group, and (iii) to each member of Carvana Group holding Class B Units, based on such member’s allocable share of the net taxable income of Carvana Group, in each case calculated at an assumed tax rate. Tax distributions made in respect of the convertible preferred units will be calculated at the assumed tax rate that is determined to be sufficient for Carvana Sub to pay its actual, current income tax obligations with respect to the net taxable income allocated by Carvana Group to Carvana Sub in respect of such convertible preferred units, and thus are expected to be calculated at a lower effective tax rate than tax distributions made in respect of the Class A Units and Class B Units. Additionally, the tax rates used to determine tax distributions will apply regardless of the actual final tax liability of any such member. We expect Carvana Group may make distributions out of distributable cash periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, as well as to make dividend payments, if any, to the holders of our Class A common stock and Class A Convertible Preferred Stock.

Exchange Rights.    The LLC Operating Agreement provides that the LLC Unitholders other than Carvana Sub (and certain permitted transferees thereof) may, pursuant to the terms of the exchange agreement described below, exchange their LLC Units for shares of our Class A common stock or cash. To the extent such owners also hold Class B common stock, they will be required to deliver to us a number of shares of Class B common stock equal to the number of shares of Class A common stock being exchanged for. As a holder exchanges its LLC Units, our interest in Carvana Group will be correspondingly increased. See “— Exchange Agreement.”

Issuance of LLC Units Upon Exercise of Options or Issuance of Other Equity Compensation.    Upon the exercise of options issued by us, or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), our wholly owned subsidiary, Carvana Sub, will be required to acquire from Carvana Group a number of LLC Units equal to 1.25 times the number of shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation subject to adjustment as set forth in the Exchange Agreement. When we issue shares of Class A common stock in settlement of stock options granted to persons that are not officers or employees of Carvana Group or its subsidiaries, we will cause Carvana Sub to make, or be deemed to make, a capital contribution to Carvana Group equal to the aggregate value of such shares of Class A common stock, and Carvana Group will issue to Carvana Sub a number of LLC Units equal to 1.25 times the number of shares of Class A common stock we issued subject to adjustment as set forth in the Exchange Agreement. When we issue shares of Class A common stock in settlement of stock options granted to persons that are officers or employees of Carvana Group or its subsidiaries, we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and Carvana Sub will be deemed to have sold directly to Carvana Group (or the applicable subsidiary of Carvana Group) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of Carvana Group or its subsidiaries, on each applicable vesting date Carvana Sub will be deemed to have sold to Carvana Group (or such subsidiary) the number of vested shares at a price equal to the market price per share, Carvana Group (or such subsidiary) will deliver the shares to the applicable person, and Carvana Sub will be deemed to have made a capital contribution in Carvana Group equal to the purchase price for such shares in exchange for a number of LLC Units corresponding to the ratio of shares of Class A common stock to LLC Units.

Maintenance of Four-to-Five Ratio of Shares of Class A Common Stock and LLC Units Owned by Carvana Co.    The LLC Operating Agreement requires that (1) we at all times maintain a ratio of 1.25 LLC Units owned by Carvana Sub for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities and subject to adjustment as set forth in the Exchange Agreement, and taking into account Carvana Sub’s 0.1% ownership interest in Carvana, LLC), and (2) Carvana Group at all times maintain a four-to-five ratio between the number of shares of Class A common stock issued by us and the number of LLC Units owned by Carvana Sub.

Transfer Restrictions.    The LLC Operating Agreement generally does not permit transfers of LLC Units by members, subject to limited exceptions. Any transferee of LLC Units that is admitted as a member of Carvana Group must assume all of the obligations of a transferring member with respect to the transferred units.

Dissolution.    The LLC Operating Agreement provides that Carvana Group may be dissolved voluntarily only at the election of the manager. In addition to a voluntary dissolution, Carvana Group will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up Carvana Group; (2) second, to pay debts and liabilities owed to creditors of Carvana Group, other than members; (3) third, to pay debts and liabilities owed to members; and (4) fourth, to the members pro-rata in accordance with their respective percentage ownership interests in Carvana Group (after accounting for the participation thresholds of outstanding Class B Units and as determined based on the number of vested LLC Units held by a member relative to the aggregate number of all outstanding vested LLC Units).

Confidentiality.    Each member agrees to maintain the confidentiality of Carvana Group’s confidential information. This obligation excludes information independently obtained or developed by the members, information that is in the public domain or otherwise disclosed to a member, in either such case not in violation of a confidentiality obligation or disclosures required by law or judicial process or approved by our chief executive officer.

Indemnification and Exculpation.    The LLC Operating Agreement provides for indemnification of the manager, members and officers of Carvana Group and their respective subsidiaries or affiliates. To the extent permitted by applicable law, Carvana Group will indemnify us, Carvana Sub as its manager, its authorized officers, its other employees and agents from and against any losses, liabilities, damages, costs, expenses, fees or penalties incurred by any acts or omissions of these persons, provided that the acts or omissions of these indemnified persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.

We, Carvana Sub, as the manager, and the authorized officers and other employees and agents of Carvana Group will not be liable to Carvana Group, its members or their affiliates for damages incurred by any acts or omissions of these persons, provided that the acts or omissions of these exculpated persons are not the result of fraud, or intentional misconduct.

Amendments.    The LLC Operating Agreement may be amended with the consent of the holders of a majority in voting power of the outstanding LLC Units. Notwithstanding the foregoing, no amendment to any of the provisions that expressly require the approval or action of certain members may be made without the consent of such members and no amendment to the provisions governing the authority and actions of the manager or the dissolution of Carvana Group may be amended without the consent of the manager.

Exchange Agreement

We have entered into an exchange agreement with Carvana Sub and the LLC Unitholders. Under the exchange agreement, each LLC Unitholder other than Carvana Sub (and certain permitted transferees thereof) may (subject to the terms of the exchange agreement) exchange their LLC Units for shares of our Class A common stock or, at our election, for cash. To the extent such owners also hold Class B common stock, they will be required to deliver to us a number of shares of Class B common stock equal to the number of shares of Class A common stock being exchanged for. Any shares of Class B common stock so delivered will be cancelled. As a holder exchanges its LLC Units, our indirect interest in Carvana Group will be correspondingly increased. LLC Unitholders may exchange LLC Units for shares of our Class A common stock (or, at our election, for cash) at any time upon their election.

When an LLC Unitholder exchanges Class A Units and, if applicable, shares of Class B common stock, they will receive four shares of Class A common stock for every five Class A Units or, at our option, cash equal to the value of a share of Class A common stock (the “Class A Common Stock Value”) multiplied by 0.8 times the number of Class A Units being exchanged. The Class A Common Stock Value will equal the average of the volume weighted average prices for a share of Class A common stock for each of the three consecutive full trading days ending on and including the last full trading day immediately prior to the related date of exchange. Class B Units are subject to vesting and a Participation Threshold, and as a result, LLC Unitholders exchanging Class B Units will receive a number of shares of Class A Common Stock equal to the Class A Common Stock Value less the applicable Participation Threshold multiplied by 0.8 times the number of Class B Units being exchanged, divided by the Class A Common Stock Value, subject to adjustment as set forth in the Exchange Agreement.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. The following description may not contain all of the information that is important to you. To understand the material terms of our Class A common stock, you should read our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC as exhibits to the registration statement, of which this prospectus is a part.

General

In connection with our IPO we filed our amended and restated certificate of incorporation (our “certificate”), and adopted our amended and restated by-laws (our “bylaws”). Our certificate authorizes capital stock consisting of:

•	500,000,000 shares of Class A common stock, par value $0.001 per share;

•	125,000,000 shares of Class B common stock, par value $0.001 per share; and

•	50,000,000 shares of undesignated preferred stock, with a par value per share that may be established by the Board in the applicable certificate of designations.

As of May 25, 2018 we had 31,833,010, 108,057,101 and 100,000 shares of our Class A common stock, Class B common stock and Class A Convertible Preferred Stock issued and outstanding, respectively.

The following summary describes the material provisions of our capital stock. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Certain provisions of our certificate and our bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock will vote together with holders of our Class B common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate of incorporation described below or as otherwise required by applicable law or the certificate.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock.

Class B Common Stock

Each holder of Class B common stock is entitled to one vote for each share of Class B common stock held of record by such holder; provided that each holder that, together with its affiliates (which, in the case of the Garcia Parties, includes each other Garcia Party), (1) beneficially owns 50% or more of the LLC Units immediately following the completion of this offering and (2) as of the applicable record date or other date of determination maintains direct or indirect beneficial ownership of an aggregate of at least 25% of the outstanding shares of Class A common stock (determined assuming that each LLC Unit held by holders other than the Carvana Sub were exchanged for Class A common stock), is entitled to ten votes for each share of Class B common stock held of record by such holder. As a result, because only the Garcia Parties will meet the 50% ownership threshold at the completion of this offering, only the Garcia Parties will be entitled to ten votes per share of Class B common stock they beneficially own, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock). Each other share of our Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. The Garcia Parties holding shares of our Class B common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders when the Garcia Parties’ direct or indirect beneficial ownership of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock) is less than 25%. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate of incorporation described below or as otherwise required by applicable law or the certificate.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation or the sale of all or substantially all of our assets. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B common stock. Any amendment of our certificate of incorporation that gives holders of our Class B common stock (1) any rights to receive dividends or any other kind of distribution, (2) any right to convert into or be exchanged for Class A common stock or (3) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class.

Holders of Class A Units own 100% of our outstanding Class B common stock.

Preferred Stock

Under the terms of our certificate, our Board is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Class A Convertible Preferred Stock

On December 5, 2017 (the “Issue Date”) we issued and sold 100,000 shares of a newly created series of Class A Convertible Preferred Stock, par value $0.01 per share (the “Class A Convertible Preferred Stock”), for an aggregate purchase price of $100.0 million, or $1,000 per share in a private placement transaction exempt from registration under Section 4(a)(2) of the Securities Act, and the rules and regulations promulgated thereunder.

On the Issue Date, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences, and Rights of Class A Convertible Preferred Stock (the “Certificate of Designations”), creating the Class A Convertible Preferred Stock and establishing the designations, preferences, and other rights of the Class A Convertible Preferred Stock, which became effective upon filing.

The Class A Convertible Preferred Stock ranks senior to our Class A common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution. The Class A Convertible Preferred Stock has an initial stated value of $1,000 per share, and holders of Class A Convertible Preferred Stock are entitled to cumulative dividends payable quarterly in cash at a rate of 5.50% per annum. Holders of Class A Convertible Preferred Stock have no voting rights and no right to vote as a separate class, except as required by, and cannot be waived under, the Delaware law. Holders of Class A Convertible Preferred Stock have certain limited special approval rights, including with respect to the issuance of pari passu or senior equity securities of the Company. Holders of the Class A Convertible Preferred Stock will also have certain representation rights on our board of directors in the event that dividends payable on the Class A Convertible Preferred Stock are in arrears for six or more quarterly periods.

The Class A Convertible Preferred Stock is convertible at the option of the holders at any time into shares of Class A common stock at an initial conversion rate of 50.78 shares of Class A common stock for each share of Class A Convertible Preferred Stock, which represents an initial conversion price of approximately $19.6945 per share of Class A common stock, subject to adjustment. The conversion rate will be subject to customary anti-dilution and other adjustments. On or after the first anniversary of the Issue Date, we will have the option to cause all shares of Class A Convertible Preferred Stock to be converted into Class A common stock so long as the volume-weighted average Class A common stock price for the 10 day trading period ending on the second trading day immediately preceding our notice of conversion equals or exceeds 150% of the then applicable conversion price (a “Mandatory Conversion Option”). Upon exercise of its Mandatory Conversion Option, we may, at our option, settle in cash or in shares of Class A common stock.

Forum Selection

Our certificate provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against the company or any director or officer of the company arising pursuant to any provision of the DGCL, our certificate or our bylaws or (4) any other action asserting a claim against the company or any director or officer of the company that is governed by the internal affairs doctrine. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Anti-Takeover Provisions

Our certificate, bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders. These provisions include:

Dual Class of Common Stock.    As described above in “— Class A Common Stock “ and “— Class B Common Stock,” our certificate provides for a dual class common stock structure pursuant to which the Garcia Parties holding our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock), thereby giving the Garcia Parties the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, and current investors, executives and employees with the ability to exercise significant influence over those matters.

Classified Board.    Our certificate provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Our certificate will also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board. Our Board currently has five members.

Stockholder Action by Written Consent.    Our certificate precludes stockholder action by written consent at any time the Garcia Parties are no longer entitled to ten votes for each share of Class B common stock held of record on all matters submitted to a vote.

Special Meetings of Stockholders.    Except as required by law, special meetings of our stockholders shall be called at any time only by or at the direction of our Board or the chairman of our Board; provided, however, (1) at any time when the Garcia Parties beneficially owns any of our Class B common stock, special meetings of our stockholders shall also be called by our Board or the chairman of our Board at the request of the Garcia Parties and (2) at any time when the Garcia Parties holding our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote, special meetings of our stockholders shall also be called by holders of a majority in voting power of the outstanding shares of our capital stock entitled to vote on all matters to be voted on by stockholders generally, voting together as a single class. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of us.

Advance Notice Procedures.    Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board; provided, however, such advance notice procedure will not apply to the Garcia Parties. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws will not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Removal of Directors; Vacancies.    Directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when the Garcia Parties holding our Class B common stock are no longer entitled to ten votes for each share held of record on all matters submitted to a vote, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the company entitled to vote thereon, voting together as a single class. In addition, our certificate will also provide that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board will be filled at any time when the Garcia Parties holding our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote, either (1) upon the affirmative vote of a majority in voting power of all outstanding shares of capital stock entitled to vote thereon, voting together as a single class or (2) if no such appointment has been made by the tenth day following the occurrence of the vacancy, or if such shareholders holding a majority in voting power of all outstanding shares of capital stock notify our Board that no appointment shall be made, by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by the sole remaining director. At any time the Garcia Parties holding our Class B common stock are no longer entitled to ten votes for each share held of record on all matters submitted to a vote, any newly created directorship on our Board that results from an increase in the number of directors and any vacancy occurring on our Board will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by the sole remaining director.

Supermajority Approval Requirements.    Our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware and our certificate. For as long as the Garcia Parties holding our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal. When the Garcia Parties holding our Class B common stock are no longer entitled to ten votes for each share held of record on all matters submitted to a vote, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate requires a greater percentage.

At any time when the Garcia Parties holding our Class B common stock are no longer entitled to ten votes for each share held of record on all matters submitted to a vote, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% (as opposed to a majority threshold that would apply when holders of our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote) in voting power of all the then-outstanding shares of stock entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws;

•	the provisions providing for a classified Board (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our Board and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Authorized but Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Business Combinations.    We are not subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) before the stockholder became an interested stockholder, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (3) at or after the time the stockholder became an interested stockholder, the business combination was approved by the Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

We have opted out of Section 203; however, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the company for a three-year period. This provision may encourage companies interested in acquiring the company to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our certificate of incorporation provides that the Garcia Parties, and any of their direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions that will be included in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates acting in their capacity as our employee or director. Our certificate provides that, to the fullest extent permitted by law, any director or stockholder who is not employed by us or our affiliates will not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any director or stockholder, other than directors or stockholders acting in their capacity as our director or as a stockholder, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate will not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of Carvana Co. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Carvana Co. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219.

Listing

Our Class A common stock is listed on the NYSE under the trading symbol “CVNA.”

LEGAL MATTERS

The validity of the Class A common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are investors in, or are partners in partnerships that are investors in, the issuer of Class A common stock.

EXPERTS

The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the resale of the Class A common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the Class A common stock offered by this prospectus, we refer you to the registration statement and the exhibits filed as part of the registration statement. You may read and copy the registration statement as well as our reports, proxy statements and other documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and incorporate them by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2017;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2018;

•	our Current Reports on Form 8-K filed on April 17, 2018, April 23, 2018, May 1, 2018 and May 9, 2018; and

•	the description of our Class A common stock contained in our Registration Statement on Form 8-A filed on April 27, 2017, including any amendment or report filed for the purpose of updating this description.

We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC), including those made after the date of the initial filing of the registration statement of which this prospectus is a part and before the effective date of the registration statement, until we file a post-effective amendment that indicates the termination of the offering of the Class A common stock made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can obtain a copy of any documents which are incorporated by reference into this prospectus, including exhibits that are specifically incorporated by reference into those documents, at no cost, by writing us at:

Carvana Co.

1930 W. Rio Salado Parkway

Tempe, Arizona 85281

Attn: Investor Relations Department

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses in connection with the registration of the securities offered hereby are estimated as follows:

SEC registration fee	$2,381.59
Legal fees and expenses	30,000
Accountants’ fees and expenses	21,200
Printing and miscellaneous expenses	7,500

Total	$61,081.59

Item 15.	Indemnification of Directors and Officers

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

We are party to indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We will maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 16.	Exhibits

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

5.1	Opinion of Kirkland & Ellis LLP.

10.1	Fourth Amended and Restated Limited Liability Company Agreement of Carvana Group, LLC, dated April 27, 2017, by and among Carvana Group, LLC and its Members (as defined therein) (incorporated by reference to Exhibit 10.2 to Carvana Co.’s Current Report on Form 8-K filed with the SEC on May 3, 2017).

10.2	Amendment No. 1 to Fourth Amendment and Restated LLC Agreement of Carvana Group (incorporated by reference to Exhibit 10.46 to Carvana Co.’s Annual Report on Form 10-K filed with the SEC on March 6, 2018).

10.3	Exchange Agreement, dated April 27, 2017, by and among the Company, Carvana Group, Carvana Co. Sub LLC and the holders of the Company’s Common Units (as defined therein) (incorporated by reference to Exhibit 10.3 to Carvana Co.’s Current Report on Form 8-K filed with the SEC on May 3, 2017).

23.1	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page to this registration statement).

*	To be filed by amendment pursuant to a Current Report on Form 8-K to be incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on May 29, 2018.

Carvana Co.

By:	/s/ Ernest C. Garcia, III
	Name:	Ernest C. Garcia, III
	Title:	Chief Executive Officer

***

Power of Attorney

The undersigned directors and officers of Carvana Co. hereby appoint each of Paul Breaux, John McKeon and Lewis Moorehead, as attorney-in-fact for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-3 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 29, 2018.

Signature	Title

/s/ Ernest C. Garcia, III Ernest C. Garcia, III	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mark Jenkins Mark Jenkins	Chief Financial Officer (Principal Financial Officer)

/s/ John McKeon John McKeon	Senior Director of Accounting and Controller (Principal Accounting Officer)

/s/ Dan Quayle Dan Quayle	Director

/s/ Michael Maroone Michael Maroone	Director

/s/ Ira Platt Ira Platt	Director

/s/ Greg Sullivan Greg Sullivan	Director